Exhibit 5.1

STINSON MORRISON HECKER LLP

www.stinson.com

1201 Walnut, Suite 2900

Kansas City, MO 64106-2150

Tel (816) 842-8600

May 28, 2009

NIC Inc.

25501 West Valley Parkway, Suite 300

Olathe, KS 66061

Re:                               Post-Effective Amendment No. 2 to the Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to NIC Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed on July 25, 2007, Registration No. 333-136016 (the “Registration Statement”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of common stock, par value of $0.0001 per share (the “Shares”), of the Company issuable under the 2006 Amended and Restated Stock Option and Incentive Plan (the “Plan”), in connection with, and upon completion of, a reincorporation conversion whereby the Company’s predecessor, NIC Inc., a Colorado corporation (“NIC-Colorado”), converted into the Company.  We note that the Company is deemed a “successor issuer” of NIC-Colorado for purposes of Rule 414(d) under the Securities Act, and may expressly adopt the Registration Statement of NIC-Colorado as its own registration statement for all purposes of the Securities Act by filing Post-Effective Amendment No. 2 to the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.  We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware and the federal law of the United States of America.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  This opinion assumes that the provisions of the Company’s Certificate of Incorporation will not be amended after the date hereof.

Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, assuming that upon issuance such Shares together with all shares of common stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed 200,000,000 shares, and assuming that the consideration paid for such Shares complies with the applicable provisions of the Delaware General Corporation Law and the Delaware Constitution regarding the form and amount of consideration required for valid issuance of capital stock, upon the issuance and sale of said Shares for the consideration and upon the terms and conditions set forth in the Plan, said Shares will be legally issued, fully paid and non-assessable.

We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Commission.

Sincerely,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP